Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BANCFIRST CORPORATION

Adopted in accordance with the provisions of Section 1077

of the General Corporation Act of the State of Oklahoma

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

BANCFIRST CORPORATION, a corporation organized and existing under the laws of the State of Oklahoma (the "Corporation"), for the purpose of amending its Second Amended and Restated Certificate of Incorporation, does hereby certify:

FIRST: That the name of this Corporation is BancFirst Corporation, and the name under which it was originally incorporated was United Community Corporation.

SECOND: That the date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Oklahoma was July 12, 1984. The date of filing of this Corporation’s Second Amended and Restated Certificate of Amendment with the Secretary of State of the State of Oklahoma was July 24, 1998.

THIRD: That the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby further amended by deleting Section A of Article 7 in its entirety and substituting therefor the following new section A of Article 7, as follows:

ARTICLE 7

A. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

1. NUMBER AND ELECTION OF DIRECTORS. The powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to such rights of holders of shares of one or more outstanding series of Preferred Stock to elect one or more directors of the Corporation under circumstances as shall be provided by or established pursuant to the Certificate of Incorporation, the number of directors of the Corporation that shall constitute the Board of Directors shall not be less than three (3) nor more than twenty-five (25) and shall be specified from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution. Whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an Annual or Special Meeting of Stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation, or the resolution or resolutions adopted by the Board of Directors creating such class or series, as the case may be, applicable thereto.

2. TERMS OF DIRECTORS. Each director who is elected at or after the 2013 annual meeting of stockholders shall hold office until the next annual meeting of stockholders. In each instance, a director shall hold office until the expiration of his or her term and until their successors have been elected and qualified, subject to their earlier death, resignation, retirement, disqualification or removal from office. The foregoing provisions of this Section 2 are subject to the rights of the holders of any outstanding series of Preferred Stock.

3. VACANCIES. Except as otherwise required by law, or by any provisions established pursuant to the Certificate of Incorporation with respect to the rights of holders of shares of one or more outstanding series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors of the Corporation and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or removal from office of a director of the Corporation shall be filled only by the affirmative vote of at least a majority of the remaining directors of the Corporation then in office, even if such remaining directors constitute less than a quorum of the Board of Directors, or by the sole remaining director.

4. REMOVAL. Any director may be removed from office with or without cause by the affirmative vote of not less than 66 2/3% of the then-outstanding shares of stock of the Corporation entitled to vote in the election of directors, voting together as a single class, given at a meeting of the stockholders for that purpose.

FOURTH: That the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby further amended by deleting Article 10 in its entirety and substituting therefor the following new Article 10, as follows:

ARTICLE 10

Article 7, Section (B), of the Certificate of Incorporation may be (and may only be) amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

FIFTH: That such amendments were duly adopted in accordance with Section 1077 of the Oklahoma General Corporation Act (the “Act”), after being proposed by the directors of the Corporation and adopted by its shareholders in the manner and by the vote prescribed by the Act.

SIXTH: That this amendment be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and attested to by its Assistant Secretary this 23rd day of May, 2013.

BANCFIRST CORPORATION

By:	/s/ David E. Rainbolt
David E. Rainbolt, President

ATTEST:

/s/ Randy P. Foraker
Randy P. Foraker, Assistant Secretary